Exhibit 99.1

Paul Broyer

Candela Corporation

508-358-7400 x435

CANDELA RELEASES SECOND QUARTER EARNINGS

AND ANNOUNCES ENTRY INTO INTENSE PULSED LIGHT SEGMENT

WITH NEXT GENERATION TECHNOLOGY

WAYLAND, MA, February 1, 2005 — Candela Corporation (NASDAQ: CLZR) today reported that revenues for the quarter ended January 1, 2005 were $28.2 million versus $23.9 million for the same quarter a year earlier – an 18% increase.

The Company reported earnings for the quarter of $2.6 million or $0.11 per share, compared to $2.4 million and $0.11 per share for the same quarter last year.

Included in the quarter’s earnings are $500,000 of expense consisting of legal fees related to the arbitration proceeding commenced by Candela against The Regents of the University of California, which proceeding was held in December 2004.  Should the Company prevail in the arbitration, the Regents will be required to reimburse Candela for those legal fees.

Also included in the quarter’s earnings is a credit, net of tax, of $860,000 related to a decrease in the Company’s liability for lease payments at its former Boston spa, attributable to a new tenant taking over the premises.

Candela also announced today that it will soon commence the distribution in the U.S. of the next generation light technology called I2PL through a partnership with Danish Dermatologic Development (DDD).  Candela is expanding its product portfolio with the Ellipse I2PL.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: “While our laser business continues to grow at a healthy pace, we felt we could enhance that growth by going into the intense pulsed light segment.  This technology, unlike earlier generations of intense pulsed light, requires no skin cooling.  Further, the Ellipse I2PL features a lightweight hand piece that is user-friendly and is effective for skin rejuvenation treatments on large or small body areas.”  Puorro continued: “The Ellipse is the only pulsed light system in the world to feature patented I2PL technology, which removes ‘water absorbing’ wavelengths from the output spectrum device.”  Puorro added: “Given our strong distribution channel in the United States, we are optimistic that the Ellipse I2PL will increase Candela’s lead in our markets.”  Puorro concluded: “As for guidance for the quarter ending April 2, 2005, we presently believe that the Company is on track to generate a revenue range of $31 to $32 million, and an EPS of $0.12 to $0.14, without benefit of sales of the Ellipse I2PL, or factoring in any positive or negative results of the arbitration against the Regents.

About Candela:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of 8,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the arbitration proceeding initiated by Candela to determine the respective obligations of Candela on the one hand and the Regents of the University of California on the other hand under their existing license Agreement, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 3, 2004, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the six months ended:
	January 1,	December 27,	January 1,	December 27,
	2005	2003	2005	2003

Revenue	$28,204	$23,898	$50,595	$42,584
Cost of sales	14,228	11,651	24,578	21,025

Gross profit	13,976	12,247	26,017	21,559

Operating expenses:
Research and development	1,621	1,415	2,956	2,491
Selling, general and administrative	9,997	7,818	16,657	13,221

Total operating expenses	11,618	9,233	19,613	15,712

Income from operations	2,358	3,014	6,404	5,847

Other income (expense):
Interest income	141	76	237	155
Interest expense	—	(4)	—	(8)
Other income	75	379	118	412

Total other income	216	451	355	559

Income from continuing operations before income taxes	2,574	3,465	6,759	6,406

Provision for income taxes	824	1,024	2,163	2,176

Income from continuing operations	1,750	2,441	4,596	4,230
Discontinued operations:
Loss from discontinued skin care center operations	—	—	—	(298)
Gain (loss) on disposal of Skin Care Center, including revision of leasehold obligations of $1,374 and provision for operating losses of $(3,348) less income tax expense of $(515) and income tax benefit of $1,253.	859	—	859	(2,095)

Net income	$2,609	$2,441	$5,455	$1,837

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.08	$0.11	$0.21	$0.20
Income (loss) from discontinued operations	0.04	—	0.04	(0.11)
Basic earnings per share	0.12	0.11	0.25	0.09

Diluted:
Income from continuing operations	0.07	0.11	0.20	0.19
Income (loss) from discontinued operations	0.04	—	0.04	(0.11)
Diluted earnings per share	$0.11	$0.11	$0.24	$0.08

Weighted average shares outstanding	22,363	21,739	22,233	21,563

Diluted weighted average shares outstanding	23,063	22,576	22,935	22,380

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	January 1,	July 3,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$46,058	$37,396
Accounts receivable, net	30,291	34,302
Notes receivable	877	1,151
Inventories, net	13,679	13,571
Other current assets	5,161	2,184

Total current assets	96,066	88,604

Property and equipment, net	3,504	3,406

Other assets	6,808	8,469

Total assets	$106,378	$100,479

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$6,474	$6,973
Accrued payroll and related expenses	3,314	5,428
Accrued warranty	4,779	4,946
Income taxes payable	3,468	1,844
Other accrued liabilities	3,542	3,586
Deferred revenue	4,465	3,421
Total current liabilities	26,042	26,198

Long-term liabilities	4,773	3,945
Net liabilities of discontinued operations	1,898	3,567

Stockholders’ equity
Common stock	246	246
Treasury stock	(12,997)	(12,997)
Additional paid-in capital	53,487	53,069
Accumulated earnings	31,478	26,023
Cumulative translation adjustment	1,451	428
Total stockholders’ equity	73,665	66,769

Total liabilities and stockholders’ equity	$106,378	$100,479